Exhibit 12
           THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES
        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                   Year Ended December 31,
                                               ------------------------------
                                                1993        1992        1991
                                                ----        ----        ----
                                             (unaudited)
                                                 (Dollar Amounts in Thousands)

Net income ..............................    $ 182,308    $ 162,300    $ 150,128
Provision for income taxes ..............      128,489      105,311      100,032
Extraordinary item--loss on early
  extinguishment of debt, net of
  income tax benefit ....................         --          4,241        1,325
                                             ---------    ---------    ---------

Earnings before provision for
  income taxes and extraordinary
  item ..................................      310,797      271,852      251,485
                                             ---------    ---------    ---------

Fixed Charges:
  Interest and debt expenses
    on indebtedness .....................      508,006      552,017      709,373
  Interest factor-one third
    of rentals on real and
    personal properties .................        8,001        8,278        8,368
                                             ---------    ---------    ---------
    Total fixed charges .................      516,007      560,295      717,741
                                             ---------    ---------    ---------

   Total earnings before
     provisions for income taxes,
     extraordinary item, and
     fixed charges ......................    $ 826,804    $ 832,147    $ 969,226
                                             =========    =========    =========
Ratios of Earnings to Fixed
  Charges ...............................         1.60         1.49         1.35